EXHIBIT 99.1

AutoZone 2nd Quarter Same Store Sales Increase 5.3%; EPS Increases to $24.64

MEMPHIS, Tenn., Feb. 28, 2023 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO) today reported net sales of $3.7 billion for its second quarter (12 weeks) ended February 11, 2023, an increase of 9.5% from the second quarter of fiscal 2022 (12 weeks). Domestic same store sales, or sales for stores open at least one year, increased 5.3% for the quarter.

“We are proud to report solid same store sales growth on top of last year’s 13.8%. We could not have achieved these results without phenomenal contributions from across the organization. Once again, our AutoZoners’ efforts generated double digit domestic Commercial growth and single digit domestic Retail sales growth. We continue to believe the initiatives we have in place position us well for the remainder of our fiscal year,” said Bill Rhodes, Chairman, President and Chief Executive Officer.

For the quarter, gross profit, as a percentage of sales, was 52.3%, a decrease of 69 basis points versus the prior year. The decrease in gross margin was impacted by a 27 basis point ($10 million) non-cash LIFO charge driven primarily by freight costs. The remaining deleverage was driven by supply chain costs and accelerated growth in our Commercial business. Operating expenses, as a percentage of sales, were 34.1% versus last year at 34.4%.

Operating profit increased 6.9% to $670.0 million. Net income for the quarter increased 1.0% over the same period last year to $476.5 million, while diluted earnings per share increased 10.5% to $24.64 from $22.30 in the year-ago quarter.

Under its share repurchase program, AutoZone repurchased 372 thousand shares of its common stock for $906.0 million during the second quarter, at an average price of $2,434 per share. At the end of the second quarter, the Company had $1.8 billion remaining under its current share repurchase authorization.

The Company’s inventory increased 13.9% over the same period last year, driven by inflation and its growth initiatives. Net inventory, defined as merchandise inventories less accounts payable, on a per store basis, was negative $227 thousand versus negative $198 thousand last year and negative $249 thousand last quarter.

“We remain committed to providing the best place for our customers to shop while being an exceptional place for our AutoZoners to build their careers. For the remainder of fiscal 2023, we will be laser focused on relentless execution, and we will continue to focus our capital on projects that meet or exceed our return on capital targets. We will take nothing for granted as we will continue to focus on our long-term approach of increasing operating earnings and free cash flows while using our balance sheet effectively,” said Rhodes.

During the quarter ended February 11, 2023, AutoZone opened 30 new stores in the U.S., one in Mexico and five in Brazil. As of February 11, 2023, the Company had 6,226 stores in the U.S., 707 in Mexico and 81 in Brazil for a total store count of 7,014.

AutoZone is the leading retailer and distributor of automotive replacement parts and accessories in the Americas. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations and public sector accounts. We also have commercial programs in the majority of our stores in Mexico and Brazil. AutoZone also sells the ALLDATA brand automotive diagnostic, repair and shop management software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. We also provide product information on our Duralast branded products through www.duralastparts.com. AutoZone does not derive revenue from automotive repair or installation services.

AutoZone will host a conference call this morning, Tuesday, February 28, 2023, beginning at 10:00 a.m. (ET) to discuss its second quarter results. This call is being web cast and can be accessed, along with supporting slides, at AutoZone’s website at www.autozone.com and clicking on Investor Relations. Investors may also listen to the call by dialing (888) 506-0062, passcode AUTOZONE. In addition, a telephone replay will be available by dialing (877) 481-4010, replay passcode 47607 through March 14, 2023.

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP measures include adjustments to reflect return on invested capital, adjusted debt and adjusted debt to EBITDAR. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company’s capital structure in order to maintain its investment grade credit ratings. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained herein constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “seek,” “may,” “could” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: product demand, due to changes in fuel prices, miles driven or otherwise; energy prices; weather; competition; credit market conditions; cash flows; access to available and feasible financing; future stock repurchases; the impact of recessionary conditions; consumer debt levels; changes in laws or regulations; risks associated with self-insurance; war and the prospect of war, including terrorist activity; the impact of public health issues, such as the ongoing global coronavirus (“COVID-19”) pandemic; inflation; the ability to hire, train and retain qualified employees; construction delays; failure or interruption of our information technology systems; issues relating to the confidentiality, integrity or availability of information, including due to cyber-attacks; historic growth rate sustainability; downgrade of our credit ratings; damage to our reputation; challenges in international markets; origin and raw material costs of suppliers; inventory availability; disruption in our supply chain; impact of tariffs; impact of new accounting standards; and business interruptions. Certain of these risks and uncertainties are discussed in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of the Company’s Annual Report on Form 10-K for the year ended August 27, 2022, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements. Events described above and in the “Risk Factors” could materially and adversely affect our business. However, it should be understood that it is not possible to identify or predict all such risks and other factors that could affect these forward-looking statements. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: David McKinney at (901) 495-7951, david.mckinney@autozone.com

AutoZone's 2nd Quarter Highlights - Fiscal 2023

Condensed Consolidated Statements of Operations
2nd Quarter, FY2023
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	February 11, 2023	February 12, 2022

Net sales	$3,690,982	$3,369,750
Cost of sales	1,760,979	1,584,524
Gross profit	1,930,003	1,785,226
Operating, SG&A expenses	1,260,026	1,158,466
Operating profit (EBIT)	669,977	626,760
Interest expense, net	65,609	42,471
Income before taxes	604,368	584,289
Income tax expense	127,824	112,534
Net income	$476,544	$471,755
Net income per share:
Basic	$25.48	$23.00
Diluted	$24.64	$22.30
Weighted average shares outstanding:
Basic	18,705	20,513
Diluted	19,337	21,158

Year-To-Date 2nd Quarter, FY2023
(in thousands, except per share data)
	GAAP Results
	24 Weeks Ended	24 Weeks Ended
	February 11, 2023	February 12, 2022

Net sales	$7,676,049	$7,038,653
Cost of sales	3,751,424	3,328,267
Gross profit	3,924,625	3,710,386
Operating, SG&A expenses	2,531,615	2,329,141
Operating profit (EBIT)	1,393,010	1,381,245
Interest expense, net	123,332	85,755
Income before taxes	1,269,678	1,295,490
Income taxes	253,816	268,500
Net income	$1,015,862	$1,026,990
Net income per share:
Basic	$53.87	$49.49
Diluted	$52.12	$48.03
Weighted average shares outstanding:
Basic	18,856	20,750
Diluted	19,491	21,383

Selected Balance Sheet Information
(in thousands)
	February 11, 2023	February 12, 2022	August 27, 2022

Cash and cash equivalents	$301,286	$239,423	$264,380
Merchandise inventories	5,731,255	5,031,222	5,638,004
Current assets	6,794,805	5,903,770	6,627,984
Property and equipment, net	5,236,129	4,879,079	5,170,419
Operating lease right-of-use assets	2,943,844	2,743,771	2,918,817
Total assets	15,545,142	14,078,473	15,275,043
Accounts payable	7,321,551	6,378,606	7,301,347
Current liabilities	8,614,618	7,684,645	8,588,393
Operating lease liabilities, less current portion	2,854,227	2,641,555	2,837,973
Total debt	7,042,302	5,840,884	6,122,092
Stockholders' deficit	(4,184,170)	(3,137,477)	(3,538,913)
Working capital	(1,819,813)	(1,780,875)	(1,960,409)

AutoZone's 2nd Quarter Highlights - Fiscal 2023

Condensed Consolidated Statements of Operations

Adjusted Debt / EBITDAR
(in thousands, except adjusted debt to EBITDAR ratio)	Trailing 4 Quarters
	February 11, 2023	February 12, 2022
Net income	$2,418,476	$2,408,925
Add: Interest expense	229,215	188,901
Income tax expense	634,803	630,954
EBIT	3,282,494	3,228,780

Add: Depreciation and amortization	465,905	422,938
Rent expense(1)	394,298	354,410
Share-based expense	82,253	62,672
EBITDAR	$4,224,950	$4,068,800

Debt	$7,042,302	$5,840,884
Financing lease liabilities	290,858	272,719
Add: Rent x 6(1)	2,365,788	2,126,460
Adjusted debt	$9,698,948	$8,240,063

Adjusted debt to EBITDAR	2.3	2.0

Adjusted Return on Invested Capital (ROIC)
(in thousands, except ROIC)
	Trailing 4 Quarters
	February 11, 2023	February 12, 2022
Net income	$2,418,476	$2,408,925
Adjustments:
Interest expense	229,215	188,901
Rent expense(1)	394,298	354,410
Tax effect(2)	(129,691)	(113,008)
Adjusted after-tax return	$2,912,298	$2,839,228

Average debt(3)	$6,278,213	$5,433,252
Average stockholders' deficit(3)	(3,617,143)	(2,069,346)
Add: Rent x 6(1)	2,365,788	2,126,460
Average financing lease liabilities(3)	294,337	255,497
Invested capital	$5,321,195	$5,745,863

Adjusted After-Tax ROIC	54.7%	49.4%

(1) The table below outlines the calculation of rent expense and reconciles rent expense to total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the trailing four quarters ended February 11, 2023 and February 12, 2022

	Trailing 4 Quarters
(in thousands)	February 11, 2023	February 12, 2022
Total lease cost, per ASC 842, for the trailing four quarters	$498,970	$442,950
Less: Financing lease interest and amortization	(77,302)	(62,607)
Less: Variable operating lease components, related to insurance and common area maintenance	(27,370)	(25,933)
Rent expense for the trailing four quarters	$394,298	$354,410

(2) Effective tax rate over trailing four quarters ended February 11, 2023 and February 12, 2022 was 20.8%
(3)All averages are computed based on trailing five quarter balances

Other Selected Financial Information
(in thousands)
	February 11, 2023	February 12, 2022
Cumulative share repurchases ($ since fiscal 1998)	$31,898,212	$28,192,426
Remaining share repurchase authorization ($)	1,751,788	957,574

Cumulative share repurchases (shares since fiscal 1998)	153,273	151,586

Shares outstanding, end of quarter	18,467	19,967

	12 Weeks Ended	12 Weeks Ended	24 Weeks Ended	24 Weeks Ended
	February 11, 2023	February 12, 2022	February 11, 2023	February 12, 2022

Depreciation and amortization	$113,711	$99,692	$222,964	$199,282

Cash flow from operations	354,474	361,816	1,148,061	1,139,746

Capital spending	144,837	105,874	259,234	208,143

AutoZone's 2nd Quarter Highlights - Fiscal 2023
Condensed Consolidated Statements of Operations
Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended		12 Weeks Ended		24 Weeks Ended	24 Weeks Ended
	February 11, 2023		February 12, 2022		February 11, 2023	February 12, 2022
Domestic:
Beginning stores	6,196		6,066		6,168	6,051
Stores opened	30		26		58	41
Stores closed	-		(1)		-	(1)
Ending domestic stores	6,226		6,091		6,226	6,091

Relocated stores	1		1		4	4

Stores with commercial programs	5,500		5,233		5,500	5,233

Square footage (in thousands)	41,103		40,037		41,103	40,037

Mexico:
Beginning stores	706		666		703	664
Stores opened	1		3		4	5
Ending Mexico stores	707		669		707	669

Brazil:
Beginning stores	76		53		72	52
Stores opened	5		2		9	3
Ending Brazil stores	81		55		81	55

Total	7,014		6,815		7,014	6,815

Square footage (in thousands)	46,982		45,433		46,982	45,433
Square footage per store	6,698		6,667		6,698	6,667

Sales Statistics
($ in thousands, except sales per average square foot)
	12 Weeks Ended		12 Weeks Ended		Trailing 4 Quarters	Trailing 4 Quarters
Total AutoZone Stores (Domestic, Mexico and Brazil)	February 11, 2023		February 12, 2022		February 11, 2023	February 12, 2022
Sales per average store	$518		$486		$2,399	$2,282
Sales per average square foot	$77		$73		$359	$343

Total Auto Parts (Domestic, Mexico and Brazil)
Total auto parts sales	$3,623,110		$3,306,223		$16,590,483	$15,332,148
% Increase vs. LY	9.6%		15.6%		8.2%	16.5%

Domestic Commercial
Total domestic commercial sales	$954,584		$843,889		$4,475,546	$3,755,003
% Increase vs. LY	13.1%		32.1%		19.2%	30.2%

Average sales per program per week	$14.5		$13.5		$16.0	$14.0
% Increase vs. LY	7.4%		28.6%		14.3%	26.1%

All Other, including ALLDATA
All other sales	$67,872		$63,527		$299,144	$271,012
% Increase vs. LY	6.8%		24.3%		10.4%	17.1%

	12 Weeks Ended		12 Weeks Ended		24 Weeks Ended	24 Weeks Ended
	February 11, 2023		February 12, 2022		February 11, 2023	February 12, 2022
Domestic same store sales	5.3%		13.8%		5.5%	13.7%

Inventory Statistics (Total Stores)
	as of		as of
	February 11, 2023		February 12, 2022
Accounts payable/inventory	127.7%		126.8%

($ in thousands)
Inventory	$5,731,255		$5,031,222
Inventory per store	817		738
Net inventory (net of payables)	(1,590,296)		(1,347,384)
Net inventory / per store	(227)		(198)

	Trailing 5 Quarters
	February 11, 2023		February 12, 2022
Inventory turns	1.5	x	1.6	x